BOISE CASCADE CORPORATION AND SUBSIDIARIES
Ratio of Earnings to Fixed Charges

                                                                                                   Six Months
                                                   Year Ended December 31                         Ended June 30
                                 _________________________________________________________    ______________________
                                    1993       1994        1995        1996        1997        1997        1998
                                 _________   _________   _________   _________   _________    _________    _________
                                                       (dollar amounts expressed in thousands)
Interest costs                   $ 172,170   $ 169,170   $ 154,469   $ 146,234   $ 153,691    $  67,640    $  88,407
Interest capitalized
  during the period                  2,036       1,630       3,549      17,778      10,575       10,223          132
Interest factor related to
  noncapitalized leases(1)           7,485       9,161       8,600      12,982      11,931        6,139        6,141
                                 _________   _________   _________   _________   _________    _________    _________
  Total fixed charges            $ 181,691   $ 179,961   $ 166,618   $ 176,994   $ 176,197    $  84,002    $  94,680

Income (loss) before
  income taxes, minority
  interest, and cumulative
  effect of accounting change    $(125,590)  $ (64,750)  $ 589,410   $  31,340    $(28,930)   $ (43,160)   $ (69,190)
Undistributed (earnings)
  losses of less than 50%
  owned persons, net of
  distributions received              (922)     (1,110)    (36,861)     (1,290)      5,180        1,581        5,350
Total fixed charges                181,691     179,961     166,618     176,994     176,197       84,002       94,680
Less: Interest capitalized          (2,036)     (1,630)     (3,549)    (17,778)    (10,575)     (10,223)        (132)
      Guarantee of interest
        on ESOP debt               (22,208)    (20,717)    (19,339)    (17,874)    (16,341)      (8,260)      (7,447)
                                 _________   _________   _________   _________   _________    _________    _________
Total earnings (losses)
  before fixed charges           $  30,935   $  91,754   $ 696,279   $ 171,392   $ 125,531    $  23,940    $  23,261
                                 =========   =========   =========   =========   =========    =========    =========

  Ratio of earnings to
    fixed charges(2)                  -           -           4.18        -           -            -		  -

(1) Interest expense for operating leases with terms of one year or longer is based on an imputed interest rate for each lease.

(2) Earnings before fixed charges were inadequate to cover total fixed charges by $150,756,000, $88,207,000, $5,602,000, and $50,666,000 for
     the years ended December 31, 1993, 1994, 1996, and 1997 and $60,062,000
     and $71,419,000 for the six months ended June 30, 1997 and 1998.